EXHIBIT A

ENERGY CONVERSION DEVICES, INC.

ANNUAL INCENTIVE PROGRAM

Effective July 24, 2007

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TABLE OF CONTENTS

Section 1.	Introduction
	1.1	Purpose	A – 1
	1.2	Effective Date	A – 1
Section 2.	Definitions and Construction
	2.1	Definitions	A – 1
	2.2	Gender and Number	A – 2
	2.3	Section 162(m) and Section 409A	A – 2
Section 3.	Eligibility
	3.1	Generally	A – 2
	3.2	Award Letter	A – 2
Section 4	Awards
	4.1	Grant of Awards	A – 3
	4.2	Award Amounts	A – 3
	4.3	Payment of the Award	A – 4
	4.4	Award Adjustments	A – 5
	4.5	Termination of Employment	A – 5
Section 5	Nature of Interest in the Program
	5.1	No Right to Assets	A – 5
	5.2	No Right to Transfer Interest	A – 5
	5.3	No Employment Rights	A – 6
	5.4	Withholding and Tax Liabilities	A – 6
	5.5	Recoupment	A – 6
Section 6	Administration, Arbitration and Modification of Program
	6.1	Program Administrator	A – 6
	6.2	Powers of the Administrator	A – 6
	6.3	Finality of Committee Determinations	A – 6
	6.4	Arbitration	A – 6
	6.5	Incapacity	A – 7
	6.6	Amendment, Suspension, and Termination	A – 7
	6.7	Power to Delegate Authority	A – 7
	6.8	Headings	A – 7
	6.9	Severability	A – 7
	6.10	Governing Law	A – 7
	6.11	Complete Statement of Program	A – 7

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SECTION 1. INTRODUCTION

1.1	Purpose.

The purpose of the Energy Conversion Devices, Inc. Annual Incentive Program (the “Program”) is to assist Energy Conversion Devices, Inc. in attracting and retaining highly qualified employees, and to provide incentives for eligible employees to assist in achieving predetermined corporate business objectives.

1.2	Effective Date.

The Program will be in effect from July 24, 2007 (the “Effective Date”) through the first shareholder meeting in 2012, subject to approval by the Company’s shareholders at the 2007 annual meeting. Although Awards may be granted before the 2007 annual meeting, no amount will be paid under the Program until the Program has been approved by the Company’s shareholders. Awards granted before the expiration date of the Program will remain outstanding upon the expiration of the Program and will be payable in accordance with the terms of the Program.

SECTION 2. DEFINITIONS AND CONSTRUCTION

2.1	Definitions.

When used in capitalized form in the Program, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)	“Award” means a potential cash benefit payable or cash benefit paid to a person in accordance with the terms and conditions of the Program.
(b)	“Board of Directors” means the Board of Directors of the Company.
(c)	“Code” means the Internal Revenue Code of 1986, as amended.
(d)

“Committee” means a committee appointed by the Board of Directors, which will consist of two or more non-employee directors who qualify as “outside directors” within the meaning of Section 162(m) of the Code or, with respect to Awards granted to Employees other than Covered Executives, such other committee or person as the Board of Directors designates, provided that no individual will have the authority to make determinations regarding that individual’s Awards. The Committee will initially be the Compensation Committee of the Board of Directors.

(e)

“Company” means Energy Conversion Devices, Inc., and any successor to Energy Conversion Devices, Inc. For purposes of the definition of Employee under subsection (h), employment with the Company includes employment with any corporation, partnership, or other organization that would, if applicable, be aggregated with the Company under sections 414(b) and (c) of the Code.

(f)

“Covered Executive” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) as of the end of the Company’s taxable year for which an Award to the individual will be deductible.

(g)	“Effective Date” has the meaning provided in Section 1.2.
(h)	“Employee” means an employee of the Company.
(i)	“Eligible Employee” means, with respect to a Performance Year, an Employee who is designated by the Committee, in its discretion, to receive an Award under 3.

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(j)	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.
(k)	“Performance Objective” means the goal or goals identified by the Committee that will result in an Award if the threshold of performance for such goal or goals for the Performance Year is satisfied.
(l)	“Performance Year” means the fiscal year beginning July 1 and ending June 30.
(m)	“Program” means the Energy Conversion Devices, Inc. Annual Incentive Program as set forth in this document.
(n)	“Section” means a section of this Program document and any subsections of that section.
(o)	“Section 162(m)” means section 162(m) of the Code.
(p)	“Section 409A” means section 409A of the Code.
2.2	Gender and Number.

Words used in the masculine gender in the Program are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Program are intended to include the plural form, where appropriate, and vice versa.

2.3	Section 162(m) and Section 409A.

It is the Company’s intent that Awards to Covered Executives will qualify as Performance-Based Compensation. Accordingly, the Program will be interpreted and administered in a manner consistent with Section 162(m) and the applicable regulations. If any provision of the Program relating to a Covered Executive does not comply with, or is inconsistent with, the provisions of section 162(m)(4)(C) of the Code, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

Payments under the Program are intended to be exempt from, or comply with, Section 409A, and the Program will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by an Eligible Employee with respect to the payments under this Program.

SECTION 3. ELIGIBILITY

3.1	Generally.

The Committee may, in its discretion, designate an Employee as an Eligible Employee for a Performance Year by granting an Award to such Employee for that Performance Year. Any U.S.-based Employee and select managerial-level, internationally-based Employees may become Eligible Employees.

3.2	Award Letter.

The Committee will inform an Eligible Employee of an Award in an Award letter, which will specify the terms of the Award. However, in the event of any conflict between the provisions of the Program and any Award letter, the provisions of the Program will govern. The Committee will provide the Award letter to the Eligible Employee no later than the latest date for establishing the Award, as described in Section 4.1.

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SECTION 4. AWARDS

4.1	Grant of Awards.

(a)      Grants to Covered Executives. The Committee will grant an Award to an Eligible Employee who is a Covered Executive not later than 90 days after the commencement of the Performance Year and before the earliest date on which the Performance Objective has an outcome that is no longer substantially uncertain. If a Covered Executive is initially employed by the Company after the beginning of a Performance Year, the Committee may grant an Award to that Covered Executive with respect to a period of service following the Covered Executive’s date of hire, provided that no more than 25% of the relevant service period has elapsed when the Committee grants the Award and the Performance Objective otherwise satisfies the requirements applicable to Covered Executives.

(b)      Grants to Other Employees. The Committee will select Employees other than Covered Executives for participation in the Program and will grant Awards to such Employees at such times as the Committee may determine.

(c)      Terms of Grant. In granting an Award, the Committee will establish the terms of the Award, including the Performance Objective and the maximum amount that will be paid (subject to the limit in Section 4.2(a)) if the Performance Objective is achieved. The Committee may establish different payment levels up to such maximum amount based on different levels of achievement under the Performance Objective.

4.2	Award Amounts.

(a)      Maximum Amount. The maximum amount of an Award granted to any one Eligible Employee in respect of a Performance Year will not exceed $2.5 million. This maximum amount limitation will be measured at the time of settlement of an Award.

(b)      Calculation of Award Amount. Each Award will represent an amount payable in cash by the Company to the Eligible Employee upon achievement of one or more or a combination of Performance Objectives in a Performance Year, subject to all other terms and conditions of the Program and to such other terms and conditions as may be specified by the Committee. An Award will be determined by multiplying the Eligible Employee’s target percentage of base salary with respect to a Performance Year by applicable factors and percentages based on the achievement of Performance Objectives, subject to the discretion of the Committee provided in Section 4.3(b).

(c)      Performance Objectives. Annual Performance Objectives will be based on the performance of the Company, one or more of its subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year, as described below.

(1)

The Performance Objective for any Covered Executive will be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met. The Committee will use one or more of the following business criteria to establish Performance Objectives for Eligible Employees who are Covered Executives:

•	Sales or increase in net sales;
•	pretax income before allocation of corporate overhead and bonus;
•	budget;
•	earnings per share;

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•	net income;
•	margins;
•	operating cash flow or free cash flow;
•	attainment of division, group or corporate financial goals;
•	return on stockholders’ equity;
•	total stockholders’ return;
•	return on assets;
•	return on investment;
•

attainment of strategic or operational initiatives such as program milestones, safety, quality, cost, technology and efficiency, of the Company, a subsidiary, or a division or unit of the Company or a subsidiary;

•	appreciation in or maintenance of the price of the common stock or any other publicly-traded securities of the Company;
•	market share;
•	gross profits;
•	earnings before interest and taxes;
•	earnings before interest, taxes, depreciation and amortization;
•	economic value-added models;
•	comparisons with various stock market indices; or
•	costs, including reductions in costs.

(2)

In the case of an Eligible Employee who is not a Covered Executive, the Committee may establish Performance Objectives using the criteria listed above in this Section, or the Committee may use any other measure of performance that it will approve in its discretion.

4.3	Payment of the Award.

(a)      Timing of Payment. The Company will pay an Eligible Employee the amount of the Award in cash as soon as practicable following the end of the Performance Year but no later than December 31 of the year in which the Performance Year ends, except that if the Company has adopted a deferred compensation plan and the Eligible Employee has made a valid deferral election under such plan, the Award will be paid under the terms of that plan.

(b)      Determining the Amount of Payment. After the end of each Performance Year, the Committee will determine the amount payable to each Eligible Employee in settlement of the Eligible Employee’s Award for the Performance Year. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment

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under the Award. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 4.2(a)) to an Eligible Employee who is not a Covered Executive. Each Award will be settled individually; the amount paid under one Award will not affect the amount paid under any other Award.

(c)      Committee Certification. The Committee will certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Executive, that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

4.4	Award Adjustments.

The Committee may adjust or modify Awards as described in this Section, provided that the adjustment does not cause an Award of a Covered Executive to fail to satisfy the requirements for Performance-Based Compensation. Adjustments may be made—

(a)      in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee;

(b)      with respect to any Eligible Employee whose position or duties with the Company change during a Performance Year; or

(c)      with respect to any person who first becomes an Eligible Employee after the first day of the Performance Year.

4.5	Termination of Employment.

If an Eligible Employee ceases to be an Employee prior to the end of a Performance Year for any reason, any Award to such Eligible Employee for such Performance Year will be forfeited, unless otherwise provided in the Eligible Employee’s Award letter. Notwithstanding the previous sentence, if an Eligible Employee dies, retires (meaning ceases to be an Employee after becoming eligible for unreduced Social Security benefits) or becomes disabled (as determined by the Committee), the Company may, in its discretion, pay a prorated portion of the Award based on the portion of the Performance Year in which the Eligible Employee was an Employee.

SECTION 5. NATURE OF INTEREST IN THE PROGRAM

5.1	No Right to Assets.

Benefits under the Program will be paid from the Company’s general assets. Participation in the Program does not create, in favor of any Employee, any right or lien in or against any asset of the Company. Nothing contained in the Program, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and an Employee or any other person. The Company’s promise to pay benefits under the Program will at all times remain unfunded as to each Employee, whose rights under the Program are limited to those of a general and unsecured creditor of the Company.

5.2	No Right to Transfer Interest.

Awards are not transferable by an Eligible Employee except upon a death by will or the laws of descent and distribution, and will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action will be void.

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5.3	No Employment Rights.

No provisions of the Program and no action taken by the Company, the Board of Directors, or the Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Employee for any reason or no reason and at any time.

5.4	Withholding and Tax Liabilities.

The amount of any withholdings required to be made by any government or government agency will be deducted from payments under the Program to the extent deemed necessary by the Committee. In addition, the Eligible Employee will bear the cost of any taxes not withheld on benefits provided under the Program, regardless of whether withholding is required.

5.5	Recoupment.

The Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board of Directors, require, and the Eligible Employee will pay, reimbursement to the Company of the Award where all of the following factors, as determined by the Board of Directors (and whose determination will be conclusive), are present: (a) the Award was attributable, at least in part, to the achievement of certain financial results that were subsequently the subject of a restatement, (b) the Eligible Employee engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) the Eligible Employee would have received less or no Award based upon the restated financial results. In each such instance, the Eligible Employee will pay to the Company the entire Award, plus a reasonable rate of interest.

SECTION 6. ADMINISTRATION, ARBITRATION, AND MODIFICATION OF PROGRAM

6.1	Program Administrator.

The Committee will administer the Program.

6.2	Powers of the Administrator.

The Committee’s powers include, but are not limited to, the power to adopt rules consistent with the Program; the power to decide all questions relating to the interpretation of the terms and provisions of the Program; and the power to resolve all other questions arising under the Program (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Committee has full discretionary authority to exercise each of the foregoing powers.

6.3	Finality of Committee Determinations.

Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Program or in carrying out or administering the Program will be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

6.4	Arbitration.

Any disputes that may arise involving the Program or an Award will be resolved exclusively by final and binding arbitration before the American Arbitration Association. The award of the arbitrator will be entered in any court of competent jurisdiction.

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6.5	Incapacity.

If the Committee determines that any person entitled to payment under the Program is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his or her spouse, parent, brother, sister, or other party deemed by the Committee to have incurred expenses for such person.

6.6	Amendment, Suspension, and Termination.

The Board of Directors has the right by resolution to amend, suspend, or terminate the Program at any time. Any amendment to the material terms of the Program must also be approved by the Company’s stockholders.

6.7	Power to Delegate Authority.

The Board of Directors and the Committee may, in their sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Program, including, without limitation, the authority to amend the Program, but excluding responsibility for Awards to Covered Executives.

6.8	Headings.

The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Program.

6.9	Severability.

If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this Program is void, illegal, or unenforceable, the other terms, provisions, and portions of this Program will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Program.

6.10	Governing Law.

The Program will be construed, administered, and regulated in accordance with the laws of Michigan (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.

6.11	Complete Statement of Program.

This Program contains a complete statement of its terms. An Employee’s right to any benefit of a type provided under the Program will be determined solely in accordance with the terms of the Program. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Program. Notwithstanding the preceding provisions of this Section, for purposes of determining payments due to an Eligible Employee, this Program will be deemed to include the provisions of any Award letter described in Section 3.2.

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